EXHIBIT 15

               ACCOUNTANTS' ACKNOWLEDGEMENT AND
               CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Minerals Technologies Inc.:



With respect to the Registration Statement on Form S-8 of Minerals Technologies Inc. filed as of this date, we acknowledge our awareness of the use therein of our report dated July 31, 1998 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

In addition, we consent to the use of our audit report dated January 22, 1998 on the consolidated financial statements and schedule of Minerals Technologies Inc. and subsidiary companies as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated in such Registration Statement by reference.





                                   KPMG PEAT MARWICK LLP




New York, New York
September 2, 1998